Exhibit 99.1

MetaVia Presents New Late-Breaking Obesity and Metabolic Data at the ADA 2026 Scientific Sessions Supporting DA-1726 Differentiation and Vanoglipel Combination Potential

DA-1726 Phase 1, 48 mg Cohort Achieved Up to 9.1% Mean Body Weight Reduction at Day 54 Without Evidence of Plateau

Vanoglipel Combined with Resmetirom Demonstrated Synergistic Hepatoprotective and Weight-Loss Effects in Preclinical MASH Model

Vanoglipel Combined with Metformin Demonstrated Enhanced Glycemic Control and Body Weight Reduction Versus Monotherapy in a Preclinical T2D Model

CAMBRIDGE, Mass., June 8, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced the presentation of new late-breaking data highlighting its obesity and metabolic disease portfolio at the American Diabetes Association’s (ADA) 2026 Scientific Sessions, held June 5–8 in New Orleans, Louisiana. The presentations included new Phase 1 higher-dose cohort results for DA-1726, a novel dual agonist targeting glucagon-like peptide-1 receptors (GLP1R) and glucagon receptors (GCGR), as well as preclinical data supporting combination treatment potential for vanoglipel (DA-1241), a novel G-protein-coupled receptor 119 (GPR119) agonist, in metabolic dysfunction-associated steatohepatitis (MASH), type 2 diabetes (T2D) and obesity.

The data highlighted favorable safety, tolerability and clinically meaningful reductions in body weight and waist circumference for DA-1726 at the 48 mg dose level, while the vanoglipel presentations demonstrated synergistic metabolic, liver-related effects and weight loss when combined with current standards of care, supporting potential combination strategies across MASH, T2D and obesity.

“The late-breaking ADA 2026 data further reinforces the differentiated and complementary potential of our cardiometabolic pipeline,” said Hyung Heon Kim, President and Chief Executive Officer of MetaVia. “DA-1726 demonstrated clinically meaningful and progressive weight loss up to 9.1% at the 48 mg dose level without evidence of plateau, along with consistent reductions in waist circumference and BMI in a once-weekly regimen without titration. Importantly, the data also demonstrates a sustained and progressive metabolic effect through Day 54, supporting continued advancement of higher-dose evaluation in our ongoing Phase 1 Part 3 titration studies designed to assess higher-dose exposure and durability of metabolic response, with results expected in the fourth quarter of 2026.”

“In parallel, preclinical vanoglipel combination data demonstrated synergistic effects across liver and metabolic disease models, including meaningful improvements in hepatic steatosis, liver injury markers, fibrosis-related biomarkers, glycemic control, and body weight. Importantly, when combined with resmetirom, vanoglipel’s ability to unlock synergistic benefits highlights its potential as a combination strategy for MASH. In addition, when combined with metformin, vanoglipel improved glycemic control and reduced body weight to a greater extent than either monotherapy, further supporting its potential as a therapeutic combination strategy for additional metabolic benefit in T2D. Taken together, these findings further support DA-1726 as a differentiated obesity therapy and vanoglipel as a versatile metabolic backbone for combination approaches in MASH and type 2 diabetes.”

●	Title: Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of DA-1726, an Oxyntomodulin Analogue: Phase 1 Higher-Dose Cohort Results
●	Presenting Author: Weikai “Chris” Fang, Chief Medical Officer, MetaVia
●	Abstract Control Number: 3102-LB
●	Session: 23-B Obesity—Human

The late-breaking poster presentation of DA-1726 reported interim results from a randomized, double-blind, placebo-controlled Phase 1 multiple ascending dose study evaluating once-weekly subcutaneous administration in obese but otherwise healthy adults. In the 48 mg cohort, DA-1726 was generally well tolerated, with predominantly mild-to-moderate and transient gastrointestinal adverse events and no treatment-related discontinuations or serious adverse events. Pharmacokinetic (PK) analysis demonstrated sustained exposure with dose-proportional behavior.

DA-1726 produced a 6.1% reduction in body weight at Day 26 and a 9.1% reduction at Day 54 (p<0.05 vs placebo at Day 26), with continued reductions through Week 8 and no evidence of plateau. Waist circumference was reduced by 5.8 cm at Day 22 and 9.8 cm at Day 54 (p<0.05 vs placebo), with accompanying reductions in BMI of 2.3 kg/m² and 3.4 kg/m² at Day 22 and Day 54, respectively. These clinically meaningful, statistically significant body weight reductions at higher doses were consistent with the dose-proportional PK profile and support continued development for obesity.

●	Title: Synergistic Hepatoprotective and Weight-Loss Effects of Vanoglipel and Resmetirom Combination Therapy in a Diet-Induced Obese, Biopsy-Confirmed Mouse Model of MASH
●	Presenting Author: Yuna Chae, Lead Research Scientist, Dong-A ST Research Center
●	Abstract Control Number: 3043-LB
●	Session: 22-C Integrated Physiology—Liver

The late-breaking preclinical study evaluating vanoglipel in combination with resmetirom demonstrated synergistic hepatoprotective and weight-loss effects in a biopsy-confirmed diet-induced obese mouse model of MASH. While monotherapies had no significant effect on body weight, combination treatment achieved a 23.6% reduction versus control (p<0.05), with endpoint fat mass and epididymal fat weight reduced by 43.5% and 42.1%, respectively. All treatments decreased ALT, with the largest reduction rate of 83.5% in the combination group. Histopathologic assessment showed significant improvements in hepatic lipid accumulation, inflammation and fibrosis-related biomarkers. The study represents the first demonstration of the therapeutic potential of combined targeting of GPR119 and thyroid hormone receptor beta (THRβ) for MASH.

●	Title: Synergistic Effects of Vanoglipel and Metformin on Glycemic Control and Body Weight Reduction in a Diet-Induced Obese Mouse Model
●	Presenting Author: Tae Hyoung Kim, Lead Research Scientist, Dong-A ST Research Center
●	Abstract Control Number: 2856-LB
●	Session: 12-D Clinical Therapeutics—Other Therapeutic Agents

The late-breaking preclinical study evaluating vanoglipel in combination with metformin demonstrated greater metabolic and weight effects than either monotherapy in a diet-induced obese mouse model with mild hyperglycemia. Combination treatment reduced non-fasting glucose by 28.7% (p<0.05) and fasting glucose by 22.7% versus control. While each monotherapy reduced body weight by approximately 4%, the combination achieved a 16.3% reduction versus control (p<0.05). Fat mass increased by 0.4-1.4 g from baseline in the control and monotherapy groups but decreased by 3.6 g in the combination group (-25.6% vs baseline, p<0.05). These effects were accompanied by increases in total GLP-1 and peptide YY (PYY) levels of 6.4-fold and 1.5-fold, respectively, along with reduced food intake, supporting enhanced gut hormone–mediated metabolic activity.

A copy of the posters will be available on the Posters section of the MetaVia website after the presentation.

About DA-1726

DA-1726 is a novel GLP1R/GCGR dual agonist for the treatment of obesity and Metabolic Dysfunction-Associated Steatohepatitis (MASH) that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in preclinical mice models, resulted in improved weight loss compared to semaglutide (Wegovy®), a leading GLP-1 receptor agonist. Additionally, in preclinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared to tirzepatide (Zepbound®) and survodutide (a drug with the same MOA), while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide. In the Phase 1 multiple ascending dose (MAD) trial in obesity, the 32 mg dose of DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist circumference reduction.

About Vanoglipel (DA-1241)

Vanoglipel is a once daily, orally available G-Protein-Coupled Receptor 119 (GPR119) agonist with development optionality as a standalone and/or combination therapy for both MASH and type 2 diabetes (T2D). Agonism of GPR119 in the pancreas stimulates glucose-dependent insulin secretion, and in the gut, it promotes the release of key gut peptides GLP-1, GIP, and PYY. These peptides play a further role in glucose metabolism, lipid metabolism and weight loss. Vanoglipel has beneficial effects on glucose, lipid profile and liver pathology including steatosis, inflammation and fibrosis, supported by potential efficacy demonstrated during in vivo preclinical studies. The therapeutic potential of vanoglipel has been demonstrated in multiple animal models of MASH and T2D where vanoglipel reduced hepatic steatosis, inflammation, fibrosis, and improved glucose control. Furthermore, in Phase 1a and 1b trials, vanoglipel was well tolerated in both healthy volunteers and those with T2DM. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP-1 receptor agonists such as semaglutide. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a potential first-in-class drug candidate targeting G-protein-coupled receptor 119 (GPR119). In preclinical studies, vanoglipel demonstrated a positive metabolic effect on glucose and lipid control, and also proved differentiated hepatic benefits reducing hepatic steatosis, hepatic inflammation, and liver fibrosis regardless independent of metabolic improvement. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

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marshall.woodworth@metaviatx.com

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Michael Miller

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